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                                 NEWS RELEASE


                                   ALKERMES


FOR IMMEDIATE RELEASE
---------------------

                                                         Richard F. Pops
                                                         Chief Executive Officer
                                                         64 Sidney Street
                                                         Cambridge, MA 02139
                                                         (617)494-0171


Cambridge, MA, February 18, 1998. Alkermes, Inc. (the "Company") (NASDAQ: ALKS) announced today that it intends, subject to market and other conditions, to raise $100 million (excluding the proceeds of the over-allotment option, if any) through a private offering of convertible exchangeable preferred stock within the United States.

The convertible exchangeable preferred stock will be offered through initial purchasers in the United States only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the "Securities Act") and to a limited number of institutional "accredited investors" as defined in the Securities Act.

The Company stated that it intends to use the proceeds of the offering for the funding of preclinical testing and clinical trials and for other research and development activities, manufacturing facilities and equipment, working capital, and other corporate purposes. The Company may also use a portion of its available funds for acquisitions, although no such acquisitions are currently contemplated.

The convertible exchangeable preferred stock is expected to be convertible into shares of common stock and exchangeable at the option of the Company for convertible subordinated debentures of the Company. No other terms were disclosed.

THE SECURITIES TO BE OFFERED WILL NOT BE REGISTERED UNDER THE SECURITIES ACT, OR ANY STATE SECURITIES LAWS AND UNLESS SO REGISTERED, MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES EXCEPT PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.